Exhibit 99.1

ProBility Media Corp Completes Name Change to Upstryve Inc.

Company to File for Name Change and Symbol Change with FINRA

COCONUT CREEK, Fla., Oct. 6, 2021 /PRNewswire/ - Upstryve Inc. (“Upstryve” or the “Company”), formerly ProBility Media Corp. (“ProBility”) (OTCPK: PBYA), an international education, training and career advancement company with a focus on vocational and skilled trades, today has completed its name change with the State of Nevada.

The name change will become effective in the market following FINRA’s announcement. In connection with the name change, the Company will request that its trading symbol be changed.

“This is another milestone for us in our efforts to rebrand the Company.” Stated Noah Davis, President of Upstryve Inc. “We will continue to operate under, Upstryve, One Exam Prep, North American Crane Bureau (NACB) and Disco Learning Media. We are excited about the future and believe Upstryve more closely aligns with our future as a Company.”

The Company plans to announce its First Quarter financial results for the period ended August 31, 2021 on or before October 15, 2021.

About Upstryve Inc., formerly ProBility Media Corp.

Upstryve is an international education, training, and career advancement company with a focus on vocational and skilled trades headquartered in southern Florida. Upstryve operates through its four brands including Upstryve, One Exam Prep, North American Crane Bureau Group and Disco Learning Media.

Upstryve is the only tutoring platform dedicated to providing aspiring trade professionals an affordable all-encompassing learning experience. Upstryve provides 1 on 1 contractor license exam preparation for professionals to confidently pass their state or national exams and obtain their contractor license. One Exam Prep provides licensing assistance and online test preparation for contractors throughout the United States. North American Crane Bureau Group (NACB) conducts over 400 safety programs each year all over the world for safety, rigging and crane training. NACB holds a federal accreditation under 29CFR part 1919, Cal/OSHA accreditation under Title 8, and is recognized by several states entities as being qualified to conduct lift equipment inspection / certification and / or operator training. Disco Learning Media specializes in eCourse development, program management, and consulting for learning experiences. For more information, visit www.upstryve.com/investors

Forward-Looking Statements

This Press Release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information included in this Press Release including such forward-looking statements, except as required by federal securities laws.

SOURCE ProBility Media Corp.

Related Links

http://www.ProBilityMedia.com